Exhibit 5.1

Dentons Canada LLP 20th Floor, 250 Howe Street Vancouver, BC, Canada V6C 3R8 T +1 604 687 4460 F +1 604 683 5214

December 8, 2016

Lions Gate Entertainment Corp.

Re:	Registration Statement on Form S-4

We have acted as Canadian counsel to Lions Gate Entertainment Corp., a company existing under the laws of British Columbia (the “Company”) in connection with the preparation of the Registration Statement of the Company on Form S-4 (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission under the Securities Act of 1933, as amended, relating to the registration of the Class A voting shares (the “Voting Shares”) and the Class B non-voting shares (the “Non-voting Shares”) of the Company to be issued by the Company to Starz stockholders in connection with that certain agreement and plan of merger dated June 30, 2016 among the Company, Orion Arm Acquisition Inc. and Starz (the “Merger Agreement”).

Prior to consummation of the proposed merger, the Company effected a reorganization of its outstanding share capital (the “Reclassification”), pursuant to which each existing common share of the Company was converted into 0.5 shares of a Voting Share and 0.5 shares of a Non-voting Share.

In our capacity as such counsel, we have examined originals or copies, certified or otherwise identified to our satisfaction, of such corporate and other records and documents as we considered appropriate including, without limitation:

a)	the Registration Statement;

b)	the Merger Agreement;

c)	the Notice of Articles and the Articles of the Company, as currently in effect;

d)	certified resolutions and minutes of a meeting of the Company’s board of directors dated June 23, 2016 relating to, among other things, the Merger Agreement; and

e)	certified minutes of a meeting of the Company’s shareholders held on December 7, 2016 relating to, among other things, the Reclassification.

Our opinion expressed herein is limited to the current laws of the Province of British Columbia and those federal laws of Canada applicable therein and should not be relied upon, nor are they given, in respect of the laws of any other jurisdiction.

In connection with the opinion expressed herein, we have considered such questions of law and examined such statutes, public and corporate records, certificates of governmental authorities and officers of the Company, other documents and conducted such other examinations as we have considered necessary for the purpose of our opinion.

December 8, 2016

For the purposes of the opinion expressed herein, we have assumed, with respect to all documents examined by us, the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to authentic original documents of all documents submitted to us as certified, conformed, telecopied or photostatic copies.

On the basis of the foregoing, we are of the opinion that upon issuance in accordance with the terms of the Merger Agreement, including receipt by the Company of the consideration therefor, the Voting Shares and the Non-voting Shares will be validly issued and outstanding as fully paid and non-assessable shares of the Company.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

Yours truly,
Dentons Canada LLP

/s/ Dentons Canada LLP